Exhibit 99.1

CFO Jason Wheeler to Depart in April to Pursue Opportunities in Public Policy

Deepak Ahuja Will Return as CFO

Tesla today announced that CFO Jason Wheeler has decided to leave the company in April to pursue opportunities in public policy. Jason will be replaced by Deepak Ahuja, who was Tesla’s first CFO and worked for the company for more than seven years before stepping away in 2015. Deepak will formally take over as CFO in early March, with Jason remaining at Tesla through early April to ensure a smooth transition.

With his many years of experience at a high-volume automaker like Ford and his deep institutional knowledge of Tesla, Deepak will help Tesla continue to scale as it prepares to launch Model 3.

Jason made a number of significant contributions at Tesla, including leading the company to a profitable third quarter last year, significantly improving the company’s cash position, helping to lead the acquisition of SolarCity, and preparing Tesla to scale for the launch of Model 3.

“Jason has been a key member of Tesla’s leadership team, and he has played an important role in further improving the company’s financial position,” said Tesla co-founder and CEO, Elon Musk. “I want to thank Jason and wish him success as he moves into public policy. Looking ahead, we’re pleased to have Deepak join us again to ensure a seamless transition for Tesla.”

“It's been an honor to work for such an incredible company,” Wheeler said. “After spending the last 15 years helping to make information accessible to everyone and to advance sustainable energy, I’m looking forward to continuing to champion these causes and others from a public policy perspective.“

“It is a very important time in the history of Tesla, and I’m excited to be back,” Ahuja said. “This is a unique opportunity to rejoin the talented and driven team at Tesla. Every day they are working passionately to significantly improve the long-term future of humanity.”